Exhibit 99.1

Actuate Reports Second Quarter Results; License Revenue Increases 10%
Sequentially

    SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--July 29, 2003--Actuate Corporation (Nasdaq:ACTU), the world leader in scalable Business Intelligence Applications, today announced its financial results for the second quarter of fiscal year 2003. Revenues for the second quarter ended June 30, 2003 were $26.0 million, compared to $25.1 million in the first quarter of 2003 and $27.5 million in the second quarter of 2002.
    On a GAAP basis, Actuate's net loss was $1.9 million or $0.03 per share for the second quarter of 2003 compared with a net loss of $21,000 or $0.00 per share reported for the second quarter of 2002 and net loss of $836,000 or $0.01 per diluted share reported for the first quarter of 2003. On a non-GAAP basis, excluding the amortization of intangibles, legal costs primarily related to the litigation with MicroStrategy Incorporated and non-recurring accounting fees related to the special review of unauthorized license agreements, Actuate's net income in the second quarter of 2003 was $1.0 million or $0.02 per diluted share compared with net income of $742,000 or $0.01 per diluted share reported for the first quarter of 2003 and net income of $1.1 million or $0.02 per diluted share reported for the second quarter of 2002.
    Actuate achieved positive operating cash flow in the second quarter for the seventh consecutive quarter, with $746,000 cash generated from operations. Cash, cash equivalents and short-term investments stood at $48.4 million on June 30, 2003, a decrease of $447,000 compared with the first quarter of 2003 due primarily to the repurchase of $1.0 million worth of Actuate stock during the quarter. Deferred revenue increased to $23.1 million as of June 30, 2003, compared with $22.9 million on March 31, 2003. Days sales outstanding
(DSO) continued to decrease, standing at 69 days in the second quarter, down 8 days from the prior quarter.
    "Actuate continues to successfully meet the challenges of a weak economic environment through a focused market strategy, careful cost structure management and strategic investment in the high-caliber personnel that will drive innovation well into the future," said Pete Cittadini, Actuate's president and chief executive officer. "For the remainder of the year, we will maintain the focus on achieving operational improvements in our international business. We are tackling these challenges with continued vigor and excitement about our advantageous position in the business intelligence market. Actuate 7's integrated platform is the only commercially available solution capable of serving the needs of Global 9000 companies -- scalable enough to deliver information to an organization's entire user population and flexible enough to facilitate the building of applications that satisfy the diversity of information requirements throughout the enterprise. While many of our competitors expend resources to integrate existing technologies, we will continue to extend our leadership position by improving the scalability, usability and integration capabilities of our platform."

    Significant Q2 highlights for Actuate included the following:

    -- Added over 100 new customers, 25 of which are corporations with revenues greater than $1.0 billion;

    --  Received 45 repeat orders greater than $100,000;

    --  Recorded a 10% increase in license revenues over Q1 2003;

    --  Recorded three transactions greater than $1.0 million;

    -- Prevailed on all counts in the trade secrets misappropriation lawsuit against MicroStrategy Inc.;

    --  Repurchased $1.0 million worth of Actuate stock;

    -- Reduced days sales outstanding to a record 69 days, down 8 days from Q1 2003.

    In a separate press release, Actuate announced today that it has completed the acquisition of Nimble Technology of Seattle, Washington. The transaction is subject to approval by the stockholders of Nimble Technology.
    During the second quarter, Actuate closed over 100 new customers within its sales channels, continuing an expansion of the company's installed base across a wide variety of industry segments, particularly government, pharmaceuticals, health care, energy and consumer products. New customers added in the first quarter included, among others, Advanced Micro Devices, Atofina Chemicals, Becton Dickinson, Boise Cascade, Dean Foods, Eli Lilly, Equitable Life Assurance Society, Jacobs Sverdrup, Johnson Controls, Mattel, McNeil Consumer Healthcare, Mirant Canada, NEC Nexsolution, SBC Communications, Sky Subscribers Services, Southern Company Services, SunGard Investment Management, ThyssenKrupp and Wm. Wrigley, Jr. Company.
    In the second quarter, Actuate received significant repeat orders from Allegient, Bank of America, Capital Group Companies, DTE Energy, Fannie Mae, FedEx, Federal Reserve Bank, JP Morgan Chase, Household International, Qwest Communications, Securities and Exchange Commission, Sempra Energy, Spherion, Visa USA and Wachovia Securities, among others.

    Conference Call Information

    Actuate will be holding a conference call at 2:00 p.m. Pacific Time, today, July 29, 2003 to discuss second quarter 2003 results. The dial-in number for the call is 973-528-0008. The conference call will be simultaneously broadcast live in the Investor Relations section of Actuate's web site at www.actuate.com and will be available as an archived replay at the same location until approximately August 13, 2003.

    About Actuate Corporation

    Actuate Corporation is the world leader in scalable Business Intelligence applications. Actuate's Information Application Platform is the foundation on which Global 9000 organizations (companies with annual revenues greater than $1 billion) and packaged application software vendors create reporting and analytics applications that scale to empower 100 percent of their user community inside and outside the firewall. These Information Applications include Business Performance Management (BPM) dashboards, Information Portals as well as business analytic, enterprise reporting and spreadsheet reporting applications. Information Applications built with Actuate enable companies to increase their business agility, improve customer and partner relationships, adhere to corporate governance policies, and increase revenues while leveraging existing technology assets. When tested against other business intelligence products, Actuate's Information Application Platform has been proven to offer industry-leading scalability, the best performance, lowest Total Cost of Ownership. Actuate has over 2,000 direct customers and 300 OEM partners in a range of industries including financial services, pharmaceuticals, insurance, and distribution services, as well as the government sector.
    Founded in 1993, Actuate has headquarters in South San Francisco, Calif., and has offices worldwide. For more information on Actuate, visit the company's Web site at http://www.actuate.com.

    The statements contained in this release that are not purely historical are forward looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including statements regarding Actuate's expectations, beliefs, hopes, intentions or strategies regarding the future. All forward-looking statements in this release are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Information Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of the acquisition of Nimble Technology and other future acquisitions on the company's financial and/or operating condition, the ability to increase revenues through our indirect channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate's Securities and Exchange Commission filings, specifically Actuate's 2002 Annual Report on Form 10-K filed on March 28, 2003 and Quarterly Report on Form 10-Q filed on June 9, 2003.
    Certain financial measures contained in this press release have not been calculated in accordance with Generally Accepted Accounting Principles (GAAP). These results differ from GAAP by excluding, net of associated taxes, the non-cash charge associated with the amortization of purchased intangible assets, certain legal costs related to the Company's litigation with MicroStrategy Incorporated and non-recurring accounting fees related to the special review of unauthorized license agreements. It is management's belief that these items are not indicative of ongoing operations and as a result, non-GAAP financial measures that exclude such items provide additional insight for investors in evaluating the Company's financial and operational performance. However, these non-GAAP financial measures are not intended to be an alternative to financial measures prepared in accordance with GAAP. Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company's SEC filings. Additionally, the non-GAAP reconciliation will be available in the investor relations section of Actuate's website at www.actuate.com, accompanied by this press release and the webcast replay of today's earnings conference call.

    Actuate is a registered trademark of Actuate Corporation. All other products and corporate names referenced are trademarks of their respective companies.




                          ACTUATE CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                   June 30,  Dec. 31,
                                                     2003      2002
                                                   --------- ---------
    ASSETS
Current assets:
 Cash and cash equivalents                         $ 40,888  $ 23,595
 Short-term investments                               7,482    21,272
 Accounts receivable, net                            19,611    23,979
 Other current assets                                 2,927     3,659
                                                   --------- ---------
Total current assets                                 70,908    72,505
Property and equipment, net                           5,665     6,204
Goodwill and other intangibles, net                  24,225    26,146
Deferred income taxes                                 1,994     2,140
Other assets                                          1,616     1,441
                                                   --------- ---------
                                                   $104,408  $108,436
                                                   ========= =========

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                  $  3,495  $  3,071
 Current portion of restructuring liabilities         2,631     3,481
 Accrued compensation                                 5,074     4,947
 Other accrued liabilities                            6,374     6,909
 Income taxes payable                                 1,095       950
 Deferred revenue                                    23,050    23,273
                                                   --------- ---------
Total current liabilities                            41,719    42,631
                                                   --------- ---------

Restructuring liabilities, net of current portion    16,163    17,382

Stockholders' equity                                 46,526    48,423
                                                   --------- ---------
                                                   $104,408  $108,436
                                                   ========= =========



                          ACTUATE CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)
                              (unaudited)

                                  Three Months Ended  Six Months Ended
                                       June 30,          June 30,
                                     2003     2002     2003     2002
                                   -------- -------- -------- --------
Revenues:
 License fees                      $11,898  $13,964  $22,754  $30,870
 Services                           14,108   13,549   28,382   25,444
                                   -------- -------- -------- --------
Total revenues                      26,006   27,513   51,136   56,314
                                   -------- -------- -------- --------
Costs and expenses:
 Cost of license fees                  396      503      781    1,060
 Cost of services                    5,853    6,422   11,756   12,674
 Sales and marketing                11,534   11,619   22,722   24,940
 Research and development            4,398    4,968    8,967    9,815
 General and administrative          3,108    3,306    6,850    6,627
 Amortization of other intangibles     925      902    1,921    1,993
                                   -------- -------- -------- --------
Total costs and expenses            26,214   27,720   52,997   57,109
                                   -------- -------- -------- --------
Loss from operations                  (208)    (207)  (1,861)    (795)
Interest and other income, net         141      173      300      362
                                   -------- -------- -------- --------
Loss before income taxes               (67)     (34)  (1,561)    (433)
(Provision) benefit for
 income taxes                       (1,794)      13   (1,136)     163
                                   -------- -------- -------- --------
Net loss                           $(1,861) $   (21) $(2,697) $  (270)
                                   ======== ======== ======== ========
Basic and diluted net loss
 per share                         $ (0.03) $    --  $ (0.04) $    --
                                   ======== ======== ======== ========

Shares used in basic and diluted
 per share calculation              60,404   60,570   60,316   60,443
                                   ======== ======== ======== ========



                          ACTUATE CORPORATION
                   NON-GAAP SUPPLEMENTAL INFORMATION
                 (in thousands, except per share data)
                              (unaudited)

                                  Three Months Ended  Six Months Ended
                                       June 30,          June 30,
                                     2003     2002     2003     2002
                                   -------- -------- -------- --------
Supplemental information:
 Net loss                          $(1,861) $   (21) $(2,697) $  (270)
Add back charges:
 Certain legal and accounting
  fees(1)                              756       81    2,441      206
 Idle facility expense                  --      825       --    1,760
 Amortization of other intangibles     925      902    1,921    1,993
                                   -------- -------- -------- --------
Total add back charges               1,681    1,808    4,362    3,959
                                   -------- -------- -------- --------

Adjustment for income taxes(2)       1,189     (678)      86   (1,485)
                                   -------- -------- -------- --------
Non-GAAP net income                $ 1,009  $ 1,109  $ 1,751  $ 2,204
                                   ======== ======== ======== ========
Non-GAAP basic net income
 per share                         $  0.02  $  0.02  $  0.03  $  0.04
                                   ======== ======== ======== ========
Shares used in basic per share
 calculation                        60,404   60,570   60,316   60,443
                                   ======== ======== ======== ========
Non-GAAP diluted net income
 per share                         $  0.02  $  0.02  $  0.03  $  0.03
                                   ======== ======== ======== ========
Shares used in diluted per share
 calculation                        62,243   63,493   61,621   63,554
                                   ======== ======== ======== ========

(1) Legal costs related to the litigation with MicroStrategy, Incorporated and nonrecurring accounting fees related to the special review of unauthorized licensing agreements during the three months ended June 30, 2003.

(2) The provision for income taxes used in arriving at the non-GAAP net income for all of the periods presented was computed using an income tax rate of 37.5%. The amount of provision for income taxes used in arriving at the non-GAAP net income does not reflect the actual or future expected provision for income taxes.



                          ACTUATE CORPORATION
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)
                              (unaudited)

                                                    Six Months Ended
                                                         June 30,
                                                      2003      2002
                                                   --------- ---------
Operating activities
 Net loss                                          $ (2,697) $   (270)
 Adjustments to reconcile net loss to net cash
  from operating activities:
   Amortization of deferred compensation                 41       105
   Amortization of other intangibles                  1,921     1,993
   Depreciation                                       1,677     2,309
 Changes in operating assets and liabilities:
  Accounts receivable                                 4,368     2,878
  Other current assets                                  732       (10)
  Deferred tax assets                                   146        --
  Accounts payable                                      424     1,933
  Accrued compensation                                  127    (1,632)
  Other accrued liabilities                            (535)     (732)
  Income taxes payable                                  145      (232)
  Restructuring liabilities                          (2,069)       --
  Deferred revenue                                     (223)   (1,879)
                                                   --------- ---------
Net cash provided by operating activities             4,057     4,463
                                                   --------- ---------
Investing activities
 Purchases of property and equipment                 (1,138)     (578)
 Proceeds from maturity of short-term investments    30,192     7,048
 Purchases of short-term investments                (16,417)  (30,070)
 Final purchase price payment in connection with
  Open Software
 Technology acquisition                                  --    (2,033)
Net change in other assets                             (175)       42
                                                   --------- ---------
Net cash used in investing activities                12,462   (25,591)
                                                   --------- ---------
Financing activities
 Proceeds from issuance of common stock               1,819     2,747
 Stock repurchases                                   (1,015)       --
                                                   --------- ---------
Net cash provided by financing activities               804     2,747
                                                   --------- ---------
Net increase (decrease) in cash and cash
 equivalents                                         17,323   (18,381)
Effect of exchange rate on cash                         (30)       (6)
Cash and cash equivalents at the beginning
 of the period                                       23,595    34,660
                                                   --------- ---------
Cash and cash equivalents at the
 end of the period                                 $ 40,888  $ 16,273
                                                   ========= =========

    CONTACT: Actuate Corporation
             Keren Ackerman, 650/837-4545
             kackerman@actuate.com